ARTICLES OF INCORPORATION
                                   OF
                          MEDIZONE CANADA LIMITED


     The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                                 ARTICLE I

          Name. The name of the corporation is "Medizone Canada Limited" (hereinafter, the "Corporation").

                                ARTICLE II

          Period of Duration. The period of duration of the Corporation is perpetual.

                                ARTICLE III

          Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                                ARTICLE IV

          Capitalization. The Corporation shall have the authority to issue 100,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.

                                ARTICLE V

          Initial Resident Agent. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Carson City, Nevada 89706.

                                ARTICLE VI

          Directors. The Corporation shall be governed by a Board of Directors consisting of no less than three directors. The number of directors constituting the initial Board of Directors is three and the name and street address of the persons who shall serve as directors until their successors are elected and qualified are, to-wit:

               Brenda M. Hall
               55 West 200 North
               Provo, Utah 84601

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               Paul Findlayson
               55 West 200 North
               Provo, Utah 84601

               Pamela Price
               55 West 200 North
               Provo, Utah 84601

                                  ARTICLE VII

          Incorporator.  The name and street address of the incorporator is:

               Leonard W. Burningham, Esq.
               455 East 500 South, #205
               Salt Lake City, Utah 84111


                                 ARTICLE VIII

          Control Share Acquisitions.  The provisions of NRS 78.378 to
78.3793,
inclusive, are not applicable to the Corporation.

ARTICLE IX

          Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.


                                   /s/ Leonard W. Burningham, Esq.
                                   ----------------------------------
                                   Leonard W. Burningham, Esq.

STATE OF UTAH          )
                    :ss
COUNTY OF SALT LAKE    )

     On the 3rd day of August, 1998, personally appeared before me Leonard
W. Burningham, Esq., who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof; and that the contents thereof are true of his personal knowledge.

                                   /s/ Sheryl Ross
                                   ---------------------------------------
                                   NOTARY PUBLIC